UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 7, 2005

PROFESSIONAL VETERINARY PRODUCTS, LTD.

(Exact name of registrant as specified in its charter)

Nebraska	000-26326	37-1119387

(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

10077 South 134th Street, Omaha, Nebraska	68138
(Address of principal executive offices)	(Zip Code)

(402) 331-4440
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03
Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     Effective Date

     Effective March 7, 2005, the Board of Directors of Professional Veterinary Products, Ltd, a Nebraska corporation (the “Company”) adopted amendments to and restated the Company’s Bylaws. A copy of the Second Amended and Restated Bylaws is attached to this Current Report on Form 8-K as Exhibit 3.2.

     Summary of Amendments to Bylaws

     1. Article II, Section 5 (Share Redemption) of the Bylaws was deleted in its entirety and replaced by the following:

In the event a shareholder desires to relinquish such shareholder’s share of stock, the Corporation shall repurchase such share of stock from the shareholder within ninety (90) days of receiving written notice of such shareholder’s desire to sell the share at the price the shareholder paid for such stock. In the event of the death of a shareholder, the Corporation shall purchase such share within one year of the date of death of the shareholder from the legal representative or from the estate of the deceased shareholder at the price the deceased shareholder paid for such share of stock.

     This Section 5 was amended as follows: (i) in the situation where a shareholder desires to sell his, her, or its share, the language has been modified to provide that instead of receiving an established value of $3,000, the shareholder shall receive an amount equal to the price the shareholder paid for such share, and (ii) in the case of the death of the shareholder, new language has been inserted to provide that the payment shall be made within one year of the date of the death of the shareholder.

     2. Article IV, Section 2 (Number) of the Bylaws was deleted in its entirety and replaced by the following:

The Board of Directors shall be composed of eight (8) shareholders who are elected on staggered terms from eight geographic districts. The Board of Directors of the Corporation shall be divided into three classes of directors, Class I, Class II, and Class III. Class I shall consist of two directors, one from District 3 and one from District 7. Class II shall consist of three directors, one from each of the following Districts: 1, 2 and 6. Class III shall consist of three directors, one from each of the following Districts: 4, 5 and 8. In addition to the eight shareholder directors, up to two (2) non-shareholder directors may be elected to serve on the Board of Directors. It is in the discretion of the Board to nominate zero, one or two individuals to fill these outside director positions. Such

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director(s) shall be elected for three-year terms and be voting members of the Board. In addition to the non-shareholder directors, the President may be elected to serve on the Board of Directors. It is in the discretion of the Board to nominate the President, and if elected, the President shall be a non-voting member of the Board of Directors.

     This Section 2 was amended to permit the election of up to two (2) non-shareholder directors to serve on the Board of Directors. The Board has the discretion to nominate zero, one or two individuals to fill these outside director positions and believes that the amendments continue to be consistent with the Company’s history of being led by shareholder directors. In light of the recent corporate turmoil resulting from mismanagement of national corporations, the Board of Directors believes that adding one or two non-shareholder directors with special expertise would strengthen the Company’s corporate governance practices and protect the interests of the shareholders. It is the consensus of the Board that utilization of expertise from outside directors, who are not involved in the same industry and possess special knowledge, experience and expertise not otherwise available to the Board, would be valuable to the Company’s shareholders.

     3. Article IV, Section 4 (Qualifications) of the Bylaws was amended to clarify that up to two (2) of the directors may be non-shareholder directors. Thus, the first sentence in Section 4 was deleted, and the following sentence was added:

Non-shareholder directors are elected at large — they are not required to reside in any specific jurisdiction.

     4. Article IV, Section 9 (Manner of Acting) of the Bylaws was deleted in its entirety and replaced with the following:

Except as otherwise provided in the Articles of Incorporation or these Bylaws, or the Nebraska Business Corporation Act, any action by the Board of Directors shall require the affirmative votes of more than 50% of the members of the Board of Directors.

     These changes to Section 9 eliminated a more complex formula for approval by the Board of Directors.

Item 9.01
Financial Statements and Exhibits

(c)	Exhibits

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.2	Second Amended and Restated Bylaws

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
Date: March 11, 2005	By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly
President and Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.2	Second Amended and Restated Bylaws